Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292

HIBBETT ANNOUNCES EXPANSION OF STOCK REPURCHASE AUTHORIZATION

BIRMINGHAM, AL (May 28, 2021)—Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, announced an expansion of their 2015 Stock Repurchase Program (the “Program”).

On May 26, 2021, the Board of Directors of Hibbett Sports, Inc. (the “Company”) authorized the expansion of its existing Program by $500.0 million to a total of $800.0 million and authorized the Program’s extension until February 1, 2025. The Program’s original authorization was approved on November 19, 2015, in the amount of $300.0 million and prior to the Board’s action, was scheduled to expire on January 29, 2022. As of May 26, 2021, the Company had purchased 7,469,387 shares of its common stock at a cost of approximately $201.0 million under the Program’s original authorization of $300.0 million. The Program authorizes repurchases of the Company’s common stock in open market or negotiated transactions, with the amount and timing of repurchases dependent on market conditions and at the discretion of management.

Mike Longo, President and Chief Executive Officer, commented, “Our strong financial results have enabled us to invest in growing our business while returning cash to our shareholders through our repurchase program. The Board’s approval to expand this program reflects continued confidence in Hibbett’s future performance and long-term cash flow generation capabilities.”

In addition to the Program, the Company may also acquire shares of its common stock from holders of restricted stock unit awards to satisfy tax withholding requirements due at vesting. Shares acquired from holders of restricted stock unit awards to satisfy tax withholding requirements do not reduce the Program authorization.

About Hibbett Sports

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,071 Hibbett Sports and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Hibbett Sports, Inc. with the Securities and Exchange Commission, including the Company's recent Annual Report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

End of Exhibit 99.1